EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF
OPERATIONS FOR THE YEAR AND QUARTER ENDED JUNE 30, 2010

Shreveport, Louisiana – August 4, 2010 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Bank, reported net income for the year ended June 30, 2010 of $670,000 or basic and diluted earnings per share of $0.21, an increase of $155,000, as compared to net income of $515,000 reported for the year ended June 30, 2009.  Net income for the three months ended June 30, 2010 amounted to $461,000, an increase of $467,000 from $6,000 in net loss reported for the three months ended June 30, 2009.

"We are gratified to report our strong results for the fourth quarter and improved earnings for the year while maintaining our asset quality," stated Daniel R. Herndon, Chairman, President and Chief Executive Officer of the Company.  "The key drivers for our earnings during the fiscal year were our ability to execute our business plan, diversify our products and services and grow our loan portfolio which increased $58.2 million, or 120.8%, over fiscal 2009," added James R. Barlow, Executive Vice President and Chief Operating Officer.

The increase in net income for fiscal 2010 resulted primarily from a $2.0 million, or 52.0%, increase in net interest income, a $501,000, or 138.0%, increase in non-interest income, and a $204,000, or 85.0%, decrease in the provision for loan losses, partially offset by an increase of $2.1 million, or 66.9%, in non-interest expense and a $420,000, or 166.0%, increase in the provision for income taxes.  The increase in net interest income was due to an increase of $1.6 million, or 20.7%, in total interest income as a result of an increase in volume of interest earning assets and a decrease of $380,000, or 9.9%, in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The increase in non-interest income was primarily due to a $471,000 increase in gain on sale of securities and a $642,000 increase in gain on sale of loans, partially offset by a non-cash impairment charge on investment securities of $627,000 (pre-tax) taken in the quarter ended March 31, 2010 with respect to an investment fund that was deemed other than temporarily impaired.  The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $1.6 million, or 88.9%, due to the hiring of commercial loan officers and other employees, as well as increases of $124,000 in legal and examination fees, $176,000 in occupancy expenses, and $295,000 in miscellaneous non-interest expenses attributable to loan processing expense and office overhead costs.  A $36,000 charge to the provision for loan losses during fiscal 2010 reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

The change in net income for the three months ended June 30, 2010, compared to the same period in 2009, was primarily due to an increase of $644,000, or 64.1%, in net interest income, an increase of $447,000, or 236.5%, in non-interest income, and a decrease of $204,000, or 85.0%, in the provision for loan losses.  This was partially offset by an increase of $562,000, or 57.7%, in non-interest expense and an increase in the provision for income taxes of $266,000.  The increase in net interest income was due to an increase in the volume of interest earning assets in conjunction with a decline in the average cost of funds acquired by new deposits and borrowings.  The increase in non-interest income was largely due to an increase in gains from the sale of loans and securities.  The increase in non-interest expense was primarily due to increases in salaries and benefits resulting from growth in the number of employees, as well as increases in legal and examination fees, occupancy expenses and miscellaneous non-interest expenses attributable to loan processing expense and office overhead costs.

At June 30, 2010, the Company reported total assets of $185.1 million, an increase of $30.4 million, or 19.6%, compared to total assets of $154.8 million at June 30, 2009.  The increase in assets was comprised primarily of an increase in loans of $58.2 million, or 120.8%, to $106.5 million at June 30, 2010, compared to $48.2 million at June 30, 2009, primarily reflecting the increase in commercial lending during fiscal 2010. This was partially offset by a decrease in investment securities of $29.0 million, or 30.6%, to $65.8 million at June 30, 2010, compared to $94.8 million at June 30, 2009.  Deposits increased $31.6 million, or 36.7%, to $117.7 million at June 30, 2010, compared to $86.1 million at June 30, 2009.  Advances from the Federal Home Loan Bank of Dallas decreased $4.5 million, or 12.5%, to $31.5 million at June 30, 2010, from $36.0 million at June 30, 2009, as sales of investment securities and increased deposits were utilized to fund loan growth. At June 30, 2010, the Company had $360,000 of non-performing assets, or 0.19% of total assets at such date.

Shareholders' equity increased $2.1 million, or 6.6%, to $33.4 million at June 30, 2010, from $31.3 million at June 30, 2009.  The primary reasons for the increase in shareholders’ equity from June 30, 2009, were an increase in the Company’s accumulated other comprehensive income of $1.7 million, the vesting of restricted stock awards totaling $228,000, and net income of $670,000 for the year ended June 30, 2010.  This was partially offset by dividends paid of $293,000 and treasury stock acquisitions of $207,000 during the year ended June 30, 2010.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from its main office, two branch offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30,	June 30,
ASSETS	2010	2009
	(Unaudited)

Cash and cash equivalents	$8,837	$10,007
Investment securities	65,826	94,831
Loans receivable, net	106,459	48,225
Other assets	4,023	1,703
Total assets	$185,145	$154,766

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$117,722	$86,146
Advances from the Federal Home Loan Bank of Dallas	31,507	35,997
Other liabilities	2,551	1,313

Total liabilities	151,780	123,456

Shareholders’ equity	33,365	31,310
Total liabilities and shareholders’ equity	$185,145	$154,766

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Year ended June 30,		Three months ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Total interest income	$9,169	$7,596	$2,487		$1,932
Total interest expense	3,458	3,838	839		928
Net interest income	5,711	3,758	1,648		1,004
Provision for loan losses	36	240	36		240
Net interest income after provision for loan losses	5,675	3,518	1,612		764
Non-interest income	864	363	636		189
Non-interest expense	5,196	3,113	1,536		974
Income (loss) before income taxes	1,343	768	712		(21)
Income taxes (benefit)	673	253	251		(15)

NET INCOME (LOSS)	$670	$515	$461		$(6)

EARNINGS (LOSS) PER SHARE
Basic	$0.21	$0.16	$0.15	$	n/m *
Diluted	$0.21	$0.16	$0.15	$	n/m *
___________ * Not meaningful

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
Clyde D. Patterson, Executive Vice President and Chief Financial Officer
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145